SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                                Lan Airlines S.A.
                                -----------------
                                (Name of Issuer)

                    Shares of Common Stock without par value
                    ----------------------------------------
                         (Title of Class of Securities)

                                 Not Applicable
                                 --------------
                                 (CUSIP Number)

                                    12/31/04
                                    --------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Inversiones Santa Cecilia S.A.

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|

 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    21,974,909
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 -0-
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          21,974,909

                      8.  SHARED DISPOSITIVE POWER

                          -0-


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     21,974,909

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.9%

12.  TYPE OF REPORTING PERSON*

     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Axxion S.A.

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|

 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    65,827,874
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 -0-
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          65,827,874

                      8.  SHARED DISPOSITIVE POWER

                          -0-


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     65,827,874

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     20.6%

12.  TYPE OF REPORTING PERSON*

     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Bancard Inversiones Limitada

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|

 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 -0-
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          -0-


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

12.  TYPE OF REPORTING PERSON*

     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Bancorp Limitada

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 87,802,783
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          87,802,783


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     87,802,783

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.5%

12.  TYPE OF REPORTING PERSON*

     CO
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Sebastian Pinera Echenique

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 87,802,783
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          87,802,783


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     87,802,783

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.5%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Magdalena Maria Pinera Morel

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 87,802,783
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          87,802,783


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     87,802,783

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.5%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Maria  Cecilia Pinera Morel

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 87,802,783
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          87,802,783


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     87,802,783

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.5%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Sebastian Pinera Morel

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 87,802,783
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          87,802,783


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     87,802,783

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.5%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Cristobal Pinera Morel

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 87,802,783
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          87,802,783


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     87,802,783

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.5%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------
CUSIP No.  Not applicable         13G
--------------------------


 1.  NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Cecilia Morel Montes

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                 (b)|X|
 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Chile

                      5.  SOLE VOTING POWER
NUMBER OF
SHARES                    -0-
BENEFICIALLY
OWNED                 6.  SHARED VOTING POWER
BY EACH
REPORTING                 87,802,783
PERSON
WITH                  7.  SOLE DISPOSITIVE POWER

                          -0-

                      8.  SHARED DISPOSITIVE POWER

                          87,802,783


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     87,802,783

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     27.5%

12.  TYPE OF REPORTING PERSON*

     IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).      Name of Issuer:
                Lan Airlines S.A. ("Lan Airlines")

Item 1(b).      Address of Issuer's Principal Executive Offices:
                Avenida Americo Vespucio Sur 901, Comuna de Renca, Santiago,
                Chile

Item 2(a).      Name of Persons Filing:


                This Statement is filed, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the persons listed below (the "Reporting Persons").

                 (1)        Inversiones Santa Cecilia S.A.
                 (2)        Axxion S.A.
                 (3)        Bancard Inversiones Limitada
                 (4)        Bancorp Limitada
                 (5)        Sebastian Pinera Echenique
                 (6)        Magdalena Maria Pinera Morel
                 (7)        Maria Cecilia Pinera Morel
                 (8)        Sebastian Pinera Morel
                 (9)        Cristobal Pinera Morel
                (10)        Cecilia Morel Montes


                As of December 31, 2004, Bancorp Limitada, Sebastian Pinera Echenique, Magdalena Maria Pinera Morel, Maria Cecilia Pinera Morel, Sebastian Pinera Morel, Cristobal Pinera Morel and Cecilia Morel Montes held their beneficial ownership interests in Lan Airlines through Axxion S.A. and Inversiones Santa Cecilia S.A., which are both shareholders of Lan Airlines.

                Axxion S.A is controlled by Inversiones Santa Cecilia S.A. Inversiones Santa Cecilia S.A. is owned by Bancorp Limitada. Bancorp Limitada is owned by Mr. Sebastian Pinera Echenique, Ms. Magdalena Maria Pinera Morel, Ms. Maria Cecilia Pinera Morel, Mr. Sebastian Pinera Morel, Mr. Cristobal Pinera Morel and Ms. Cecilia Morel Montes.

Item 2(b).      Address of Principal Office or, if None, Residence:




               (1)  Apoquindo 3000, Piso 18, Las Condes, Santiago, Chile.
               (2)  Apoquindo 3000, Oficina 1602, Las Condes, Santiago, Chile.
               (3)  Apoquindo 3000, Oficina 1602, Las Condes, Santiago, Chile.
               (4)  Apoquindo 3000, Oficina 1602, Las Condes, Santiago, Chile.
               (5)  Apoquindo 3000, Piso 18, Las Condes, Santiago, Chile.
               (6)  Apoquindo 3000, Piso 18, Las Condes, Santiago, Chile.
               (7)  Apoquindo 3000, Piso 18, Las Condes, Santiago, Chile.
               (8)  Apoquindo 3000, Piso 18, Las Condes, Santiago, Chile.
               (9)  Apoquindo 3000, Piso 18, Las Condes, Santiago, Chile.
              (10)  Apoquindo 3000, Piso 18, Las Condes, Santiago, Chile.


Item 2(c).      Citizenship or Place of Organization:
                See Item 4 on pages 2 through 11.

Item 2(d).      Title of Class of Securities:
                Shares of Common Stock without par value.

Item 2(e).      CUSIP Number:
                Not Applicable

Item 3.         Not Applicable

Item 4.         Ownership:

                (a)  Amount beneficially owned:
                     See Item 9 on pages 2 through 11.

                (b)  Percent of class:
                     See Item 11 on pages 2 through 11.

                (c)  Number of shares as to which such person has:

                     (i)   Sole power to vote or to direct the vote:
                           See Item 5 on pages 2 through 11.

                     (ii)  Shared power to vote or to direct the vote:
                           See Item 6 on pages 2 through 11.

                     (iii) Sole power to dispose or to direct the disposition
                           of:
                           See Item 7 on pages 2 through 11.

                     (iv) Shared power to dispose or to direct the disposition of: See Item 8 on pages 2 through 11.

Item 5.       Ownership of Five Percent or Less of a Class:
              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]

              The above statement applies only to Bancard Inversiones Limitada.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:
              Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
              Not Applicable

Item 8.       Identification and Classification of Members of the Group:
              Not Applicable

Item 9.       Notice of Dissolution of Group:
              Not Applicable

Item 10.      Certification:
              Not Applicable


              This filing amends and restates the information previously filed by the Reporting Persons on Schedule 13G on February 13, 2004. This filing on
Schedule 13G replaces all previous filings made by the Reporting Persons. Any future changes in ownership by the Reporting Persons of common stock of Lan Airlines that require the filing of an amendment will be reflected in the filing of a Schedule 13G-A to this filing.

              On December 24, 2002, Bancorp S.A. changed its corporate name to Bancorp Limitada.

              On December 24, 2004, Bancard S.A. changed its corporate name to Bancard Inversiones Limitada.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       INVERSIONES SANTA CECILIA S.A.

February 11, 2005                      By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                            ------------------------------------
                                               Name:  Sebastian Pinera Echenique
                                               Title:  Legal Representative


                                       AXXION S.A.

February 11, 2005                      By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                            ------------------------------------
                                               Name:  Sebastian Pinera Echenique
                                               Title:  Legal Representative



February 11, 2005                      By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                            ------------------------------------
                                               Sebastian Pinera Echenique


                                       MAGDALENA MARIA PINERA MOREL

February 11, 2005                      By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                            ------------------------------------
                                               Name:  Sebastian Pinera Echenique
                                               Title:  Legal Representative


                                       MARIA CECILIA PINERA MOREL

February 11, 2005                      By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                            ------------------------------------
                                               Name:  Sebastian Pinera Echenique
                                               Title:  Legal Representative

                                       SEBASTIAN PINERA MOREL

February 11, 2005                      By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                            ------------------------------------
                                               Name:  Sebastian Pinera Echenique
                                               Title:  Legal Representative


                                       CRISTOBAL PINERA MOREL

February 11, 2005                      By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                            ------------------------------------
                                               Name:  Sebastian Pinera Echenique
                                               Title:  Legal Representative


                                       BANCARD INVERSIONES LIMITADA

February 11, 2005                      By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                            ------------------------------------
                                               Name: Sebastian Pinera Echenique
                                               Title:  Legal Representative


                                       BANCORP LIMITADA

February 11, 2005                      By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                            ------------------------------------
                                               Name: Sebastian Pinera Echenique
                                               Title:  Legal Representative


                                       CECILIA MOREL MONTES

February 11, 2005                      By:  /s/ SEBASTIAN PINERA ECHENIQUE
                                            ------------------------------------
                                               Name:  Sebastian Pinera Echenique
                                               Title:  Legal Representative

                                Index of Exhibits

 Exhibit No.                       Description
 -----------                       -----------

   1 Joint Filing Agreement by and among, Inversiones Santa Cecilia S.A., Axxion S.A., Bancard S.A., Bancorp S.A., Sebastian Pinera Echenique, Magdalena Maria Pinera Morel, Maria Cecilia Pinera Morel, Sebastian Pinera Morel, Cristobal Pinera Morel and Cecilia Morel Montes.+

   2 Power of Attorney by Inversiones Santa Cecilia S.A., Axxion S.A., Bancard S.A., Bancorp S.A., Magdalena Maria Pinera Morel, Maria Cecilia Pinera Morel, Sebastian Pinera Morel, Cristobal Pinera Morel and Cecilia Morel Montes.+

                   ---------------
                   + Incorporated by reference to the Schedule 13G for the Reporting Persons, File No. 005-50478, filed on February 13, 2004.